Exhibit 99.1

Sanchez Energy Announces Private Offering of Approximately $100 Million in Convertible Preferred Stock

HOUSTON, TEXAS — SEPTEMBER 11, 2012 — Sanchez Energy Corporation (NYSE: SN) announced today that it has commenced a private offering to eligible purchasers of approximately $100 million of a newly created series of convertible preferred stock, to be designated as Cumulative Perpetual Convertible Preferred Stock, Series A. Sanchez Energy expects to grant the initial purchaser a 30-day option to purchase up to an additional approximately $20 million in additional shares of the convertible preferred stock solely to cover over-allotments. Sanchez Energy intends to use the net proceeds from this offering to fund its capital expenditures, and, in particular, to accelerate its drilling program across all of its operating areas, for its other operating expenses, and for general corporate purposes.

The securities (including the convertible preferred stock, the shares of common stock into which the convertible preferred stock is convertible and the dividends payable on the convertible preferred stock in shares of common stock, if any) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and issue the convertible preferred stock only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.